Exhibit 21.1

Bluerock Enhanced Multifamily Trust, Inc.

List of Subsidiaries

Bluerock Enhanced Multifamily Holdings, L.P.

Bluerock REIT Holdings, LLC

Bluerock Enhanced Multifamily Holdings L.P.

BEMT Springhouse, LLC

BR Springhouse Managing Member, LLC